Exhibit 10.23

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

May 18, 2001

Biosearch Italia, S.p.A.
Via Lepetit, 34
21040 Gerenzano
Italy

Re:  License and Supply Agreement between IntraBiotics Pharmaceuticals, Inc. (“IntraBiotics”) and Biosearch Italia, S.p.A. (“Biosearch”) dated as of May 8, 1998 (the “Agreement”)

Ladies and Gentlemen:

In May 1998, IntraBiotics and Biosearch entered into the Agreement to permit IntraBiotics to develop and commercialize, in the United States and Canada, formulations other than [*] formulations of Biosearch’s proprietary compound, Ramoplanin, for the treatment or prevention of infectious diseases and conditions in humans.  Since that time, IntraBiotics has worked for the Development of Licensed Products, including commencing clinical trials for oral Ramoplanin as a treatment for vancomycin resistant Enterococcus faecium (“VRE”).  IntraBiotics has now determined that because of limited cash resources and higher than expected program expenses, IntraBiotics must terminate such trials immediately to conserve resources. Accordingly, Biosearch intends to reacquire, at the terms specified hereinbelow, the rights in and to the Licensed Compound and/or Licensed Products granted to IntraBiotics under the Agreement.  The foregoing notwithstanding, IntraBiotics shall, for a certain transition period, continue the development of Ramoplanin in order to avoid any interruption of the related activities and enable Biosearch to continue and complete under its control the Development and Commercialization contemplated in the Agreement; and in this perspective Biosearch is ready to advance to IntraBiotics the related necessary costs. Accordingly, IntraBiotics and Biosearch hereby agree to amend the Agreement as follows:

1.	Definitions. Unless otherwise expressly provided herein, defined terms used in this Amendment shall have the same meaning as set forth in the Agreement, and all terms herein shall be incorporated into the Agreement.

2.	The following new Article 15 Transition Period shall be added to the agreement as follows:

“15.1  Reacquisition of Licensed Products. The Parties hereby acknowledge and agree that effective upon expiration of the Transition Period (as hereinafter defined) IntraBiotics’ rights under Sections 5.1 and 5.3 of the Agreement with respect to Licensed Products (but not Topical Products) shall be terminated and will revert to Biosearch, subject to IntraBiotics’ option rights under Section 15.6.  Thereafter, Biosearch will have the right to conduct Development and Commercialization of Licensed Products (but not Topical Products) subject to a royalty obligation to IntraBiotics as set forth in Section 15.9.  During the period [*], IntraBiotics will retain the rights and licenses granted it under Sections 5.1 and 5.3 of the Agreement to conduct Development and Commercialization of Topical Products, subject to Sections 15.6 and 15.8.2.

15.2  Transition Period.  Effective June 1, 2001 through and including August 31, 2001, (the “Transition Period”), Biosearch shall be responsible for paying [*] incurred by IntraBiotics’ in connection with Development of Licensed Products for treatment of vancomycin resistant Enterococcus faecium (“VRE”) in humans as set forth in Article 2 of the Agreement during the Transition Period.  Appendix A attached hereto sets forth a description of the specific activities to be paid for by Biosearch.  IntraBiotics will continue to perform such Development activities with respect to treatment of VRE during the Transition Period, or any extension thereof, so as to avoid any interruption of the activities undertaken and enable continuation of the Development thereafter by or under the control of Biosearch or its licensees, aimed at achieving the milestones contemplated in Section 4.2 for Licensed Products for treatment of VRE.

15.3     Action during Transition Period. During the Transition Period or any mutually agreed extension thereof, IntraBiotics will undertake such actions as are reasonable and necessary in order to enable it, upon expiration of the Transition Period, to (i) complete transfer to Biosearch of responsibility for conducting the Development and Commercialization of Licensed Products (but not Topical Products); (ii) provide all Information regarding its Development of Licensed Products, or which is necessary to obtain Regulatory Approval of such Licensed Products in the Territory, not already provided to Biosearch pursuant to Section 2.2(c) of the Agreement; and (iii) assign to Biosearch as of the date of such expiration all right, title and interest in and to any regulatory filings in the Territory pertaining to Licensed Products (but not Topical Products).  Biosearch will be responsible for [*] incurred by IntraBiotics in connection with the transition activities described in (i)-(iii) above. Should the transfer procedure indicated above not be completed by August 31, 2001, the two parties shall mutually agree on the appropriate extension to enable completion, and update Appendix A accordingly.

15.4     Development Expense Reports.  IntraBiotics will provide to Biosearch [*] reports of expenses incurred in connection with IntraBiotics’ Development and transition activities under Section 15.2 and 15.3.  Such reports will be provided [*] after [*] to which the report pertains.  IntraBiotics will allow one or more persons designated by Biosearch to monitor the progress of the Development activities and to have reasonable access to the facilities of IntraBiotics, during normal business hours and upon reasonable advance notice, accordingly.

15.5     IntraBiotics’ Option to Reacquire Rights to Licensed Product.   During the period from [*], IntraBiotics will have an exclusive option to reacquire the right to conduct the Development and Commercialization of Licensed Products in the Territory and in the Field (the “Reacquisition Option”).  IntraBiotics may exercise the Reacquisition Option by notifying BioSearch in writing of such exercise not later than [*], and delivering to Biosearch (i) [*]; and (ii) written objective evidence that either (a) [*] or (b) [*]. As consideration for the Reacquisition Option, IntraBiotics will pay to Biosearch, concurrent with IntraBiotics’ exercise of its Reacquisition Option, [*].  Upon IntraBiotics’ timely exercise of its Reacquisition Option, Sections 15.6, 15.7 and 15.8 shall be of no further force or effect.  All materials disclosed to Biosearch in connection with IntraBiotics’ exercise of its option hereunder shall be subject to the confidentiality provisions of Section 9.

15.6     IntraBiotics’ Rights to Topical Product.  Commencing on the expiration of the Transition Period, IntraBiotics’ rights under Sections 5.1 and 5.3 and obligations under this Agreement to conduct Development and Commercialization of Licensed Products shall apply only to Topical Products in the Territory and in the Field.  If IntraBiotics timely exercises its Reacquisition Option as set forth in Section 15.5, or commences clinical development activity with respect to [*], then IntraBiotics will retain its right to develop Topical Products until the expiration or earlier termination of this Agreement pursuant to Section 11.  If IntraBiotics does not timely exercise its Reacquisition Option, and does not start any clinical development activity for Topical Products by [*], then all rights in and to Topical Products shall revert to Biosearch effective [*], and IntraBiotics shall have no rights to make, have made, use, import, offer, sell, offer for sale and have sold Licensed Products in the Field and in the Territory.  The foregoing notwithstanding, IntraBiotics shall be entitled to extend the expiration of the term specified herein from [*] provided it has given, prior to [*].

15.7     Effect of Expiration of the Transition Period.  Upon expiration of the Transition Period, or any extension thereof, all rights in and to Licensed Products other than Topical Products shall revert to Biosearch effective upon such expiration, and IntraBiotics shall have no rights to make, have made, use, import, offer, sell, offer for sale and have sold Licensed Products other than Topical Products in the Field and in the Territory, subject to IntraBiotics’ option rights under Section 15.5.

15.8     Effect of Termination of IntraBiotics’ Development and Commercialization Rights and Obligations.

15.8.1  Upon expiration of the Transition Period, or any extension thereof, and if IntraBiotics does not timely exercise its Reacquisition Option:

15.8.1.1            all rights and licenses granted to IntraBiotics under Article 5 with respect to Licensed Product other than Topical Product shall terminate and revert to Biosearch, and Biosearch’s obligations under Section 3.1(a) of the Agreement shall terminate and be of no further force or effect;

15.8.1.2            IntraBiotics shall, at Biosearch’s request, return to Biosearch or destroy all Biosearch Information and any other Confidential Information relating to such Licensed Product other than Topical Product, and any Bulk Licensed Compound supplied by Biosearch for clinical development or commercial distribution of such Licensed Product other than Topical Product;

15.8.1.3            IntraBiotics shall have no further rights or obligations under this Agreement to conduct Development or Commercialization activities or to manufacture Licensed Compound for Licensed Product other than Topical Product in the Field and in the Territory;

15.8.1.4            IntraBiotics shall have no further obligation to make milestone payments with respect to Licensed Products that are not Topical Products under Section 4.2 of this Agreement that are not due and payable as of the expiration of the Transition Period, or any extension thereof;

15.8.1.5            Biosearch shall have no obligation to manufacture and supply Bulk Licensed Compounds for Licensed Product other than Topical Product to IntraBiotics in the Field and in the Territory.

             15.8.2  Thereafter, if IntraBiotics does not commence clinical development of [*], then:

15.8.2.1            all rights and licenses granted to IntraBiotics under Article 5 with respect to Topical Information relating to such Topical Product, and any Bulk Licensed Compound supplied by Biosearch for clinical development or commercial distribution of such Topical Product;

15.8.2.2            IntraBiotics shall have no further rights or obligations under the Agreement to conduct Development or Commercialization activities or to manufacture Licensed Compound for Topical Product in the Field and in the Territory;

15.8.2.3            IntraBiotics shall have no further obligation to make milestone payments under Section 4.2 of this Agreement with respect to Topical Products that are not due and payable as of the expiration of the Transition Period;

15.8.2.4            Biosearch shall have no obligation to manufacture and supply Bulk Licensed Compounds for Topical Product to IntraBiotics in the Field and in the Territory;

15.9     Compensation.  In consideration for the Development work performed by IntraBiotics with respect to Licensed Products in the Field, Biosearch shall pay to IntraBiotics (a) starting from the execution of this Amendment, [*], the corresponding amounts for such months calculated according to Appendix A attached hereto, [*] upon which IntraBiotics will draw to fund the Development work for the ongoing VRE BSI prevention Phase III trial; (b) [*]; and (c) upon Commercialization of Licensed Product other than Topical Product [*], royalties [*] of Biosearch’s Net Sales of such Licensed Product [*], until the later of (x) the date upon which the last to expire of the Biosearch Patents and IntraBiotics Patents covering the manufacture, use, sale, offer for sale or import of such Licensed Product in such country expires, or (y) [*] after first commercial sale of such Licensed Product in such country.  If, upon completion of all transition activities required to be performed under Section 15.3, [*], IntraBiotics will [*].  For the purposes hereof, “Biosearch Net Sales” shall mean the amount invoiced for sales of a Licensed Product other than a Topical Product in final dosage form by Biosearch, its Affiliates or its licensees to a Third Party end user, less (i) discounts, including cash discounts, or rebates (including government-mandated rebates), retroactive price reductions or allowances actually allowed or granted from the billed amount, (ii) credits or allowances actually granted upon claims, rejections or returns of such Licensed Products, including recalls, (iii) freight, postage, shipping and insurance charges paid for delivery of such Licensed Product, to the extent billed, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds. The provisions of Sections 8.4(b) – 8.8 shall apply to Biosearch with respect to any amounts payable by Biosearch.

3.          A new Section 1.33 shall be added as follows:

1.33  “Topical Product” means any product including or incorporating the Licensed Compound in a form or formulation suitable solely for topical and external use (such as gel, creams, sprays, and the like), including product delivered transdermally.

4.	Effective as from the expiration of the Transition Period or any extension thereof and provided that IntraBiotics does not exercise its option pursuant to Section 15.5, Section 1.10 shall be deleted in its entirety and shall be replaced with the following:

“1.10 “Excluded Formulations” means any formulation of the Licensed Compound except those suitable solely for topical and external use (such as gel, creams, sprays, and the like).
5.	Section 11.4 shall be deleted in its entirety and shall be replaced with the following:

             11.4     Effect of Termination

                           (a)         Upon termination of this Agreement by BioSearch for IntraBiotics’ material breach pursuant to Section 11.2 or by IntraBiotics pursuant to Section 11.3, [which termination occurs while IntraBiotics is developing or commercializing a Licensed Product, all rights and licenses granted to IntraBiotics with respect to the Licensed Product under Article 5 shall terminate.  Furthermore, upon termination by BioSearch pursuant to Section 11.2 or by IntraBiotics pursuant to Section 11.3 at any time, IntraBiotics shall pay all sums accrued hereunder which are then due (except as expressly otherwise provided in this Agreement), and IntraBiotics shall promptly assign to BioSearch all right, title and interest in and to any regulatory filings in the Territory pertaining to Licensed Products and shall deliver to BioSearch any IntraBiotics Information necessary to obtain the Regulatory Approval of Licensed Products in the Territory which has not been obtained as of the date of termination.  If this Agreement is terminated by BioSearch pursuant to Section 11.2 or by IntraBiotics pursuant to Section 11.3 at any time, IntraBiotics shall return to BioSearch, or at BioSearch’s request destroy, all BioSearch Information and any other Confidential Information relating to the Licensed Compound or Licensed Products, and any Bulk Licensed Compound supplied by BioSearch for clinical development or commercial distribution.

                          (b) Upon termination of this Agreement by IntraBiotics for BioSearch’s material breach pursuant to Section 11.2, which termination occurs while IntraBiotics is developing or commercializing a Licensed Product, all licenses granted to IntraBiotics shall survive, subject to the payment of a royalty to BioSearch equal to [*] of Licensed Products by BioSearch, its Affiliates or sublicensees, [*].  The provisions of Sections 8.4 through 8.8 shall apply with respect to any such royalties payable under this Section 11.4(b).  If BioSearch is manufacturing Licensed Bulk Compound at the time of any termination by IntraBiotics of this Agreement for BioSearch’s material breach, BioSearch shall continue to provide for manufacture of Bulk Licensed Compound to the extent provided prior to notice of such termination until such time as IntraBiotics is able to secure an equivalent alternative commercial manufacturing source for the Territory, as requested by IntraBiotics; provided, however, that IntraBiotics shall pay to BioSearch [*] plus an additional [*] thereof.  Further, upon IntraBiotics’ request, BioSearch shall provide such technical assistance as needed by IntraBiotics to commence manufacture of Bulk Licensed Compound, at [*].

6.	If IntraBiotics does not [*], and does not [*] by [*], then Sections 10.2, 10.5, 10.6, 10.7 and 10.8 shall expire and shall be of no further force or effect.

7.          The following new Section 13.4 shall be inserted after Section 13.3:

13.4  Indemnification after the Transition Period.  Upon expiration of the Transition Period, or any extension thereof, then with respect to Licensed Products to which Biosearch has reacquired the right to make, have made, use import, sell, offer, offer for sale and have sold in the Field and in the Territory, the following indemnification provisions shall apply:

             (a) Indemnification by Biosearch.  Biosearch hereby agrees to indemnify, hold harmless and defend IntraBiotics against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts IntraBiotics becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims result from (i) Biosearch’s negligence, (ii) Biosearch’s breach or alleged breach of any representation or warranty by Biosearch or of any other provision of the Agreement, or (iii) the possession, manufacture, use, handling, storage, sale, administration or other disposition of Bulk Licensed Compound or of products containing the Licensed Compound by Biosearch, its agents or licensees or sublicensees (other than IntraBiotics), except to the extent such claim or claims arise from the negligence, recklessness or willful misconduct of IntraBiotics or any breach of any representation or warranty of IntraBiotics made pursuant to Section 12 of the Agreement; provided that IntraBiotics provides Biosearch with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of IntraBiotics) and settle any such claim.

             (b) Indemnification by IntraBiotics.  IntraBiotics hereby agrees to indemnify, hold harmless and defend Biosearch against any and all expenses, costs of defense (including without limitation attorneys’ fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Biosearch becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims arise out of (i) IntraBiotics’ negligence, recklessness or willful misconduct or (ii) IntraBiotics’ breach or alleged breach of any representation or warranty by IntraBiotics or of any other provision of the Agreement; provided that Biosearch provides IntraBiotics with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of Biosearch) or settle any such claim, and provided further that such indemnities shall not apply to losses resulting from Biosearch matters covered under Section 13.1 above.

             (c) Mechanics. The provisions of Section 13.3 of the Agreement shall apply in the event the Parties cannot agree as to the identification of any particular loss or claim.

8.          IntraBiotics’ notice address as set forth in Section 14.9 is hereby amended in part as follows:

IntraBiotics Pharmaceuticals, Inc.
2021 Stierlin Court
Mountain View, CA  94043
Attention:  Chief Executive Officer
Telephone:  (650) 526-6800
Telecopy:  (650) 969-0663

9.          Except as otherwise amended herein, the Agreement shall remain in full force and effect.

10.	This Amendment may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

This Amendment shall be effective as of June 1, 2001.

Sincerely,	Acknowledged and Agreed:

/s/ Kenneth J. Kelley	/s/ Claudio Quarta

Kenneth J. Kelley	Claudio Quarta
IntraBiotics Pharmaceuticals, Inc.	Biosearch Italia, S.p.A.

May 28, 2001	May 28, 2001

Date	Date

             Attachment A

             Ramoplanin VRE Program Budget
Analysis
(from BI perspective of IBPI proposed aggreement)

             [*]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.